EXHIBIT 10.43

Visant Holding Corp.

357 Main Street

Armonk, New York 10504

March 20, 2008

Mr. Michael Bailey

1655 Mallard Drive

Eagan, MN 55122

Dear Mike:

This letter is a follow-up to the separation agreement between Visant Corporation (the “Company”) and you dated December 28, 2007 (as amended by letter agreement dated March 20, 2008, the “Separation Agreement”). This letter agreement confirms Visant Holding Corp.’s (“VHC”) agreement to repurchase your Vested Options (as defined below), subject to the terms and conditions of the Equity Agreements (as defined below) as modified herein. All capitalized terms not defined herein shall have the meanings set forth in the respective Management Stockholders Agreement between VHC and you, dated March 17, 2005 (in the case of the Vested Options granted pursuant to the 2004 Stock Option Plan) (the “Management Stockholders Agreement”) and the Stockholders’ Agreement dated as of July 29, 2003 among Jostens Holding Corp. (nka, Visant Holding Corp.) and the stockholders parties thereto (in the case of the Vested Options granted pursuant to the 2003 Stock Option Plan) (the “2003 Stockholders Agreement”), unless otherwise stated. “Equity Agreements” as used herein shall mean the Management Stockholders Agreement, Sale Participation Agreement dated as of March 17, 2005 to which you are a party, the Stock Option Agreements dated as of March 17, 2005, the 2003 Stockholders Agreement and the Stock Option Agreements dated as of January 20, 2004.

Pursuant to the terms of the Equity Agreements and Paragraph 2 of the Separation Agreement, the Company and VHC had previously agreed to repurchase all of your Options that were vested and exercisable as of January 1, 2009 (as defined in the Separation Agreement), (the “Vested Options”), which consist of a total of 36,701 options (9,387 under the 2003 Stock Incentive Plan (the “2003 Stock Option Plan”); 27,314 under the Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. (the “2004 Stock Option Plan”)). This letter agreement is intended to amend the terms and conditions pursuant to which the Company and VHC have agreed to repurchase your Vested Options. As a result, VHC proposes the following:

Mr. Michael Bailey	-2-	March 20, 2008

(i) you will exercise all of your Vested Options prior to the expiration of the Vested Options on January 1, 2009 (the “Expiration Date”) in accordance with the cashless exercise provisions of the Notice of Exercise of Option, attached hereto as Appendix A, and VHC shall deliver the corresponding number of shares of common stock of VHC in satisfaction thereof (the “Option Stock” and the date of issuance of the Option Stock, the “Issuance Date”), and

(ii) VHC will purchase such Option Stock no later than the earlier to occur of (x) a Change in Control and (y) the date which is three (3) Business Days following the date which is six months and two (2) days after the Issuance Date, (each of (x) and (y), the “Repurchase Date”) in an amount equal to the Fair Market Value (as defined in the 2004 Stock Option Plan) of the Option Stock as of the Repurchase Date (or in the case of a Change of Control, the amount per share received by all other holders of the Class A Common Stock in the relevant transaction).

If you agree to the terms proposed in this letter agreement, then please (i) date and sign this letter agreement as indicated below, and return that copy to the undersigned by March 25, 2008 and (ii) complete the Notice of Exercise of Option, attached hereto as Appendix A by indicating the method by which you wish to exercise your Vested Options and return such completed notice to the undersigned by December 20, 2008.

By signing below, you, VHC and the Company agree to recognize your entitlement to the rights hereunder and that the Equity Agreements and Separation Agreement referenced above are deemed amended to incorporate the terms of this letter agreement solely to the extent of the subject matter contained herein.

This letter agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto (or its successors, permitted transferees, estate, designated beneficiaries or assigns) nor create any or establish any third party beneficiary hereto. To the extent that the terms of this letter agreement conflict with the terms contained in the Equity Agreements and Separation Agreement, the terms of this letter agreement shall supersede the terms of the Equity Agreements and Separation Agreement.

Mr. Michael Bailey	-3-	March 20, 2008

In the event of any dispute regarding this letter agreement, Section 19 of the Management Stockholders Agreement shall govern. The laws of the State of Delaware will govern.

This letter agreement may be executed in counterparts.

Sincerely,

Visant Holding Corp.

Visant Corporation

By:	/s/ Marie Hlavaty
Marie Hlavaty

Accepted and agreed to this 25th day of March 2008.

/s/ Michael Bailey
Michael Bailey

Appendix A

NOTICE OF EXERCISE OF OPTION

To:	Visant Holding Corp.

Attn: General Counsel

357 Main Street, First Floor

Armonk, NY 10504

I,                                                      , as of the date set forth below, hereby give notice to Visant Holding Corp. (the “Company”) of my exercise of the options to purchase shares of common stock, par value $.01 per share, of the Company described below (the “Exercised Options”), pursuant to and in accordance with the terms of the agreements or instruments evidencing such awards, including the Stock Option Agreements dated as of January 20, 2004 and the Stock Option Agreements dated as of March 17, 2005, in each case between me and the Company. I understand and agree that the Option Stock issued to me as a result of my exercise of the Exercised Options shall be subject to the terms and conditions of the Stockholders Agreement dated as of July 29, 2003 and the Management Stockholder’s Agreement and the Sale Participation Agreement, each dated as of March 17, 2005, between me and the Company.

Description of Exercised Options:

Option Price per Share	Number of Options	Expiration Date
$39.07		January 1, 2009
$30.09		January 1, 2009

Method of Exercise (please check one):

☐	This is an all cash exercise. Enclosed is my check for $ , which is the sum of $ (the number of options multiplied by the exercise price of the options) and $ , my portion of the withholding taxes due upon exercise of the options (which amount has been confirmed with the Visant Payroll Department).

☐	This is a partial (withholding taxes only) cash exercise. As my payment of the exercise price due in connection with the exercise of the Exercised Options, please reduce the number of shares of Option Stock that would otherwise be issued to me as a result of this exercise by a number of shares having an equivalent Fair Market Value (as defined in the Second Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries) to the payment that would otherwise be made by me as payment of such exercise price. Enclosed is my check for $ , my portion of the withholding taxes due upon exercise of the options (which amount has been confirmed with the Visant Payroll Department).

☐	This is a partial (exercise price only) cash exercise. As my payment of the minimum withholding taxes due in connection with the exercise of the Exercised Options, please reduce the number of shares of Option Stock that would otherwise be issued to me as a result of this exercise by a number of shares having an equivalent Fair Market Value, on the date of such exercise, to the payment that would otherwise be made by me as payment of such taxes. Enclosed is my check for $ (the number of options multiplied by the exercise price of the options).

☒	This is a cashless exercise. As my payment of the exercise price and minimum withholding taxes due in connection with the exercise of the Exercised Options, please reduce the number of shares of Option Stock that would otherwise be issued to me as a result of this exercise by a number of shares having an equivalent Fair Market Value to the payments that would otherwise be made by me as payment of such exercise price and taxes. I understand that I will be liable for the payment of any additional tax (and any interest and penalty arising in connection therewith).

Representation and Agreement:

The Option Stock acquired by this exercise is for my own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended, and then applicable rules and regulations thereunder. I am entitled to exercise such options or portion thereof and will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Option Stock by me is contrary to this representation and agreement.

Signature:

Name:

Social Security No.:

Date: